Exhibit 10.3
May 11, 2017

Hooper Holmes, Inc.

Re:    Credit Agreement Side Letter
We refer to the Limited Guaranty Agreement, dated May 11, 2017 (the “Guaranty”), pursuant to which Century Focused Fund III, LP (“Century”) will guarantee funds loaned to Hooper Holmes, Inc. (the “Hooper”) by SWK Funding LLC and certain lenders arranged thereby (collectively, “SWK”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Guaranty. In order to induce Century to provide the Guaranty, Hooper hereby covenants and agrees as follows.

Without the prior written consent of Century, Hooper may not incur any Revolving Loans under the Credit Agreement prior to June 1 of any year. From and after June 1 of any year, to the extent Hooper has incurred any Revolving Loans, Hooper shall make complete and full payment to SWK of all outstanding Revolving Loans by November 30 (the “Annual Payoff Date”) of each year in which any Revolving Loans are drawn (a “Guaranty Year”). In the event Hooper fails to repay all Revolving Loans by the Annual Payoff Date in any applicable Guaranty Year, whether or not SWK has made demand on Century to make payment under the Guaranty, the amount of any Revolving Loans (including all principal, interest and fees) outstanding as of the Annual Payoff Date for such Guaranty Year (the “Revolver Amount”) shall accrue interest at the lesser of 25% per annum or the maximum amount permitted by law, until such time as such Revolver Amount has been repaid in full to SWK (either by Hooper or Century pursuant to the Guaranty) (the “Interest Charge”). The Interest Charge shall be due and payable to Century (or its designee at Century’s election) upon demand, subject in all instances to the terms of any subordination agreement then in place with SWK.

Hooper hereby acknowledges and agrees that in the event of a breach by Hooper of any of the provisions of this letter agreement, monetary damages may not constitute a sufficient remedy. Consequently, in the event of any such breach, Century and its successors or assigns shall be entitled to, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

This letter agreement shall be the binding agreement of the parties as of the date hereof, and may only be modified by a writing executed by both parties hereto. This agreement shall remain in effect for so long as the Credit Agreement remains in effect.

[Signature pages follow]

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CENTURY FOCUSED FUND III, L.P.
By: CCP Focused III, LP, its general partner
By: CCP Focused III, LLC, its general partner

By:/s/ Frank Bazos__________________________
Name:    _Frank Bazos__________________________
Title:    _____Manager_____
Agreed and Accepted:
HOOPER HOLMES, INC.

By: /s/ Henry Dubois
Name: Henry Dubois
Title: Chief Executive Officer

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